Exhibit 10.3
                                    February 2, 1999





Mr. Hal Kirshner
25 Lords Highway
Weston, Connecticut 06883

Dear Hal:

      This letter confirms our arrangement regarding your resignation as President and Chief Executive Officer of Trex Medical Corporation (the "Company") and as an officer and director of any of its subsidiaries or affiliates, and your subsequent appointment as a consultant to the Company.

      The following is our agreement related to your resignation from the Company:

      1. Termination of Employment: Your employment with the Company will be terminated effective as of December 31, 1998 (the "Employment Termination Date"). You will be paid your regular salary through the Employment Termination Date.

      2.  1998 Bonus:   You will be paid a final bonus of $100,000
      for the 1998 calendar year payable at such time as such bonuses are normally paid.

      3. Accrued Vacation: You will be paid one week accrued but unused vacation time which you had earned through the Employment Termination Date. You will not continue to earn vacation or other paid time off after the Employment
      Termination Date.

      4. Full Payment: You agree that all payments provided to you under paragraphs 1, 2 and 3 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company through the Employment Termination Date. You agree to reimburse the Company for all personal expenses due and owing to the Company as of the Employment Termination Date.

      5. Employee Benefit Programs: Your participation in all employee benefit programs of the Company shall cease as of the Employment Termination Date in accordance with the terms of those programs. You will have the option to elect to continue your health care coverage under COBRA beginning January 1, 1999 for a period ending 18 months after the Employment Termination Date, provided you pay the full monthly premium cost of your coverage under the applicable health care plans. Detailed information will be provided to you under separate cover. You will also have the option, at your sole expense, of converting your basic life insurance coverage to an individual plan through Prudential. If interested, please let us know by February 15, 1999 and conversion information will be furnished to you. A conversion option is not available for long term disability coverage.

      6. Money Match Plus Plan: Your active participation in the Money Match Plus Plan shall end on the Employment Termination Date. Information will be provided to you regarding various election options available to you regarding your account.

      7. Stock Options: So long as you remain a director of the Company, you shall be entitled to retain your stock options in the Company and any of its subsidiaries and affiliates, subject to the terms and conditions of such options. Once you cease to be a director of the Company, your stock options will no longer vest and no further lapsing of the Company's and its subsidiaries' and affiliates repurchase rights will occur. You will then have 90 days to exercise your vested options. If you do not exercise your vested options by the specified deadline, your options will be canceled, and you will have no further rights with respect to your options.

      8. Taxes: All payments by the Company under this Agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law and all other deductions authorized by you.

      9. Consulting Services: You agree to provide, and make yourself available to provide, consulting services to the Company, on a per diem basis at such time or times as is mutually agreeable by the parties. The term of this consulting arrangement shall commence on January 1, 1999 and terminate on December 31, 2000. You agree to use your best efforts, business judgment and skill in rendering consulting services hereunder. This Agreement shall not prohibit you from engaging in other business activities, except as otherwise provided under paragraph 14 hereof, during the consulting period provided that such other activities do not prevent you from performing your obligations under this consulting arrangement. It is expressly agreed that you are acting as an independent contractor in performing your services hereunder and not as an employee or agent of the Company and as such will not be treated as an employee for any reason whatsoever, including but not limited to federal or state tax purposes. In the event of your death, disability or other incapacity resulting in your inability to perform your consulting duties hereunder all compensation due and owing under paragraph 10 hereof shall cease. Further, the Company may terminate your consulting arrangement for Cause and, in such event, in addition to any other remedies it may have, the Company shall have no obligation to make any further payments to you under paragraph 10 hereof. "Cause" shall mean your (a) conviction of a felony, or a misdemeanor involving material fraud or material dishonesty, (b) material fraud or material dishonesty in the course of your employment with the Company or during the course of your consulting hereunder, and (c) misconduct that is materially injurious to the Company or its subsidiaries and affiliates.

      10. Additional Compensation: In consideration for your release pursuant to paragraph 12 hereof and for your agreement to provide consulting services, the Company shall pay you at the rate of $225,000 per year during the term of the consulting arrangement, payable monthly in arrears. However, you will not be entitled to receive any cash compensation for your service as a director of the Company.

      11. Company Property: You will return to the Company any and all documents, materials and information related to the Company, or its subsidiaries, affiliates or businesses, and all other property of the Company, including, without limitation, credit cards, phone and other charge cards, car phones, fax machines and other equipment, files and personal computers in your possession or control, on or before February 10, 1999, provided, however, you may purchase the Company's car phones and fax machines in your possession for a purchase price equal to their book value. Further, you agree that on and after February 2, 1999 you will not for any purpose attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system.

      12. Release: In exchange for the consideration described in paragraph 10 hereof, you hereby release and discharge Thermo Electron Corporation and its subsidiaries and affiliates, including the Company, and each of their respective current, former or future officers, directors, employees, agents, representatives and legal predecessors and successors from all claims, liabilities and causes of action, whether known or unknown, which you have, may have, or claim to have against any of them, including without limitation those based upon or arising out of your employment with the Company, the termination of your employment and other relationships with the Company, your service as an officer, director or shareholder of Thermo Electron Corporation or any of its subsidiaries or affiliates, including the Company, and any of such companies' policies, procedures or requirements. You hereby agree not to file any lawsuit to assert such claims, which include, but are not limited to, any claims for breach of contract, wrongful termination or age, sex, race, disability or other discrimination under the Civil Rights Act of 1964, as amended, the Connecticut Fair Employment Practices Act, the Age Discrimination in Employment Act of 1967 or other federal, state or local laws prohibiting such discrimination or under any other federal, state or local employment laws.

      YOU UNDERSTAND THAT YOU HAVE BEEN ADVISED TO SEEK THE ADVICE OF AN ATTORNEY, IF YOU SO CHOOSE, PRIOR TO SIGNING THIS RELEASE AND THAT TO THE EXTENT DESCRIBED HEREIN YOU ARE GIVING UP ANY LEGAL CLAIMS YOU HAVE AGAINST THERMO ELECTRON CORPORATION AND ITS SUBSIDIARIES AND AFFILIATES, INCLUDING THE COMPANY, AND EACH OF THEIR RESPECTIVE CURRENT, FORMER OR FUTURE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, LEGAL PREDECESSORS AND SUCCESSORS BY SIGNING THIS RELEASE. YOU FURTHER UNDERSTAND THAT YOU MAY HAVE 21 DAYS TO CONSIDER THIS AGREEMENT, THAT YOU MAY REVOKE IT AT ANY TIME DURING THE SEVEN DAYS AFTER YOU SIGN IT, AND THAT IT WILL NOT BECOME EFFECTIVE UNTIL THE 7-DAY REVOCATION PERIOD HAS PASSED. YOU FULLY UNDERSTAND YOUR RIGHTS TO TAKE 21 DAYS TO CONSIDER SIGNING THIS RELEASE AND, AFTER HAVING SUFFICIENT TIME TO CONSIDER YOUR OPTIONS, YOU HEREBY WAIVE YOUR RIGHT TO TAKE THE FULL 21-DAY PERIOD. YOU ACKNOWLEDGE THAT YOU ARE SIGNING THIS RELEASE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE CONSIDERATION DESCRIBED IN PARAGRAPH 10 HEREIN.

      13.  Restriction on Purchase or Sale of Common Stock:    You
      understand that you will continue to be a "Reporting Person," for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, and you will remain subject to insider trading regulations under the federal securities laws for as long as you remain a director of the Company and for a period of six months following the termination of such position and that you are required to preclear transactions in the Company and its affiliates' securities with the Company's Stock Transaction Coordinator, Ms. Pauline I. Northern. You are also urged to contact the Corporate Secretary of the Company, Ms. Sandra L. Lambert, should you have any questions regarding compliance with the insider trading regulations under the federal securities laws.

      14. Non-Compete. For the period beginning on the Employment Termination Date and ending on December 31, 2000 (the "Non-Compete Period"), you shall not, either directly or indirectly as a stockholder, investor, partner, director, officer, employee or consultant, compete or engage in any business that competes, anywhere in the world, with the business of the Company or any of its direct or indirect subsidiaries or any affiliates of the Company in which the Company has a direct or indirect equity interest, it being understood that providing consulting services to, or serving as a director of, a corporation that develops, manufactures or sells products that are merely complimentary to, but are not substitutes or replacements for, the Company's products shall not be deemed competition for purposes of this paragraph 14. You agree that the duration and geographic scope of this non-competition provision are reasonable. In the event that any court determines that the duration or geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest geographic area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed a series of separate covenants, one for each and every county of each and every state of the U.S. and each and every political subdivision of each and every country outside of the U.S. where this provision is intended to be effective. Further, during the Non-Compete Period, you hereby agree you shall not, either directly or indirectly as a stockholder, investor, partner, director, officer, employee or otherwise, solicit or attempt to induce any employee of the Company or any of its subsidiaries or affiliates to terminate his or her employment with such entity, or attempt to induce any customer or supplier of the Company or any of its subsidiaries or affiliates to terminate its relationship with such entity.

      15. Resignation. You hereby resign effective as of December 13, 1998 your positions as President and Chief
      Executive Officer of the Company and effective as of January 1, 1999 all of your other positions as an officer and director of all of the Company's subsidiaries and affiliates.

      16. Non-Disparagement: You agree that you will continue to support and promote the interests of Thermo Electron Corporation and its subsidiaries and affiliates, including the Company, and that you will not criticize, disparage, defame or in any way comment negatively to anyone about Thermo Electron Corporation or its subsidiaries or affiliates, including the Company, or any of the people or organizations connected with them, or do or say anything that could disrupt the good morale of the employees of the Company or otherwise harm the interests or reputation of Thermo Electron Corporation and its subsidiaries and affiliates, including the Company, and any of the organizations or people connected with them. Nothing in this provision shall prevent you from (i) complying with compulsory legal process or otherwise making disclosures in connection with litigation or administrative proceedings,
      (ii) making such disclosures as are necessary to obtain legal advice, (iii) making disclosures as are required by federal, state or local regulatory authorities, and (iv) making disclosures which by law are required or cannot be prohibited.

      17. Cooperation: You agree to reasonably cooperate with the Company with respect to all matters arising during or related to your employment, including but not limited to cooperation in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement.

      18. Waiver of Jury Trial: Each of the parties hereby expressly, knowingly and voluntarily waives all benefit and advantage of any right to a trial by jury, and each agrees that he or it will not at any time insist upon, or plead or in any manner whatsoever claim or take the benefit or advantage of, a trial by jury in any action arising in connection with this Agreement.

      19. Entire Agreement: This letter contains the entire Agreement between you and the Company and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your resignation, and employment and its termination and all related matters other than your Information and Invention Agreement with the Company. This Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts without regard to choice of law provisions.

      20. Severability: If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and replaced with a provision which is enforceable and comes closest to the intent of the parties underlying the unenforceable provision.

      21. Relief: In the event of breach of the provisions of this Agreement by any party, in addition to any other rights that the other parties may have under law or in equity, each party shall have the right to specific performance and injunctive relief, it being acknowledged and agreed that money damages will not provide an adequate remedy. In the event litigation is brought with respect to this Agreement, the prevailing party shall be entitled to recover from the losing party his or its reasonable attorney's fees and expenses.

      22. Successors and Assigns: No party hereto may assign any of its rights under this Agreement without the prior written consent of the other party. This Agreement is binding on each of the parties' permitted assigns, successors in interest, heirs, administrators and executors.


      23. Voluntary Agreement: In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms and that you have had sufficient opportunity to consider this Agreement and to consult with anyone of your choosing before signing it. If the terms of this Agreement are acceptable to you, please sign and return it to the undersigned. At the time you sign and return this Agreement, it will take effect as a legally-binding agreement between you and the Company on the basis set forth above.


Date Received by Addressee:  February 2, 1999




                                    TREX MEDICAL CORPORATION


                                    By:   /s/ Gary S. Weinstein
                                          Title:  Chairman


Accepted and Agreed to:


      /s/ Hal Kirshner